Artesian Resources Corporation Reports Third Quarter and
Year-To-Date 2025 Results

Newark, Delaware, October 30, 2025 – Artesian Resources Corporation (Nasdaq: ARTNA), a leading provider on the Delmarva Peninsula of water and wastewater services, and a number of other related business services, today announced third quarter and year-to-date results for 2025.

  Diluted net income per share increased to $0.68 in the third quarter and $1.81 year-to-date
  Net income increased $0.1 million (2.2%) in the third quarter and $2.1 million (12.9%) year-to-date
  Invested $40.5 million year-to-date in water and wastewater infrastructure

Third Quarter Results

Net income for the three months ended September 30, 2025 was $7.0 million, a $0.1 million, or 2.2%, increase compared to net income for the three months ended September 30, 2024.  Diluted net income per share increased 3.0% to $0.68, compared to $0.66 for the same period in 2024.

Revenues totaled $30.5 million for the three months ended September 30, 2025, $1.3 million, or 4.6%, more than revenues for the three months ended September 30, 2024.

Water sales revenue increased $0.7 million, or 3.1%, primarily the result of a temporary rate increase placed into effect on June 3, 2025, as permitted under Delaware law, until permanent rates are determined by the Delaware Public Service Commission, or DEPSC, as well as an increase in the number of customers served, partially offset by a slight decrease in consumption.

Other utility operating revenue increased approximately $0.4 million, or 12.6%, primarily due to an increase in wastewater revenue associated with additional customers served.

Non-utility operating revenue increased approximately $0.2 million, or 10.8%, primarily due to an increase in Service Line Protection Plan, or SLP Plan, revenue, resulting from an increase in rates placed into effect on December 1, 2024.

Operating expenses, excluding depreciation and income taxes, increased $1.0 million, or 6.7%, for the three months ended September 30, 2025, compared to the same period in 2024.  Utility operating expenses increased $1.3 million, or 10.8%.  The increase in utility operating expenses consists of a $0.7 million increase in payroll   and employee benefit costs, a $0.4 million increase in supply and treatment costs, a $0.2 million increase in administrative costs, and a $0.1 million increase in transmission, distribution and collection system costs.  The increase in utility operating expenses is partially offset by a $0.1 million decrease in purchased water costs.

Depreciation and amortization expense increased $0.2 million, or 6.4%, primarily due to additional depreciation from continued investment in utility plant related to providing supply, treatment, storage and distribution of water to customers and service to our wastewater customers.

Federal and state income tax expense increased $0.1 million, or 5.0%, primarily due to higher pre-tax book income.

Property and other taxes decreased $0.4 million, primarily due to a decrease in tax rates on utility plant partially offset by an increase in utility plant subject to taxation.

Other income increased $0.1 million, primarily due to an increase in allowance for funds used during construction, or AFUDC, as a result of higher long-term construction activity subject to AFUDC.

“Artesian continues to execute our strategic growth plan for wastewater and water services, expanding our customer base in a manner that strengthens operational efficiency and supports sustainable growth,” said Nicki Taylor, Chair, President and CEO. “Looking ahead, we remain focused on operational excellence, regulatory compliance and strong financial management. This approach supports the long-term interests of our customers and reinforces the continued strength and stability of our company for our shareholders.”

Year-to-Date Results

Net income for the nine months ended September 30, 2025 was $18.7 million, a $2.1 million, or 12.9%, increase compared to net income for the nine months ended September 30, 2024.  Diluted net income per share increased 12.4% to $1.81, compared to $1.61 for the same period in 2024.

Revenues totaled $84.9 million for the nine months ended September 30, 2025, $3.8 million, or 4.7%, more than revenues for the nine months ended September 30, 2024.

Water sales revenue increased $2.2 million, or 3.3%, primarily the result of a temporary rate increase placed into effect on June 3, 2025, as well as an increase in the number of customers served, DSIC revenue and overall water consumption.

Other utility operating revenue increased approximately $1.1 million, or 11.6%, primarily due to an increase in wastewater revenue associated with customer growth.

Non-utility operating revenue increased approximately $0.5 million, or 10.3%, primarily due to an increase in SLP Plan revenue, resulting from an increase in rates that were placed into effect on December 1, 2024.

Operating expenses, excluding depreciation and income taxes, increased $1.7 million, or 3.9%.  Utility operating expenses increased $2.0 million, or 5.5%.  The increase in utility operating expenses consists of a $0.7 million increase in administrative costs, a $0.5 million increase in payroll and employee benefit costs, a $0.4 million increase in transmission, distribution and collection system costs, a $0.3 million increase in purchased power costs and a $0.2 million increase in supply and treatment costs.  The increase in utility operating expenses is partially offset by a $0.1 million decrease in purchased water costs.

Non-utility operating expenses decreased $0.1 million, or 2.2%, primarily due to a decrease in payroll and employee benefit costs.

Depreciation and amortization expense increased $0.1 million, or 0.9%, primarily due to additional depreciation from continued investment in utility plant related to providing supply, treatment, storage and distribution of water to customers and service to our wastewater customers.

Federal and state income tax expense increased $0.5 million, or 8.5%, primarily due to higher pre-tax book income, partially offset by higher regulatory deferred income tax amortization in 2025 compared to 2024.

Property and other taxes decreased $0.2 million, or 4.4%, primarily due to a decrease in tax rates on utility plant partially offset by an increase in utility plant subject to taxation.

Other income increased $0.6 million, or 23.5%, primarily as a result of higher long-term construction activity subject to AFUDC.

Capital Expenditures

As part of Artesian’s ongoing effort to ensure high-quality, reliable service to customers, $40.5 million was invested in the first nine months of 2025 in water and wastewater infrastructure projects.  These investments include renewals associated with the rehabilitation of aging infrastructure, installation of new mains, construction of a new wastewater treatment plant, upgrading elevated storage tanks, upgrading and replacing our meter reading equipment, and upgrading existing pumping and treatment stations, including PFAS treatment upgrades, to better serve our customers.

“Artesian continues to make significant investments in infrastructure to address aging assets and ensure continued reliability across our water and wastewater systems. These investments not only maintain compliance with more stringent state regulatory standards but also position us well ahead of anticipated federal requirements,” said Nicki Taylor.

About Artesian Resources
Artesian Resources Corporation operates as a holding company of wholly-owned subsidiaries offering water and wastewater services, and a number of other related core business services, on the Delmarva Peninsula.  Artesian Water Company, the principal subsidiary, is the oldest and largest regulated water utility on the Delmarva Peninsula and has been providing water service since 1905.  Artesian Water Company supplies 9.4 billion gallons of water per year through 1,491 miles of main to over a third of Delawareans.

Forward Looking Statements
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth strategy, our expectations regarding infrastructure investments, our ability to comply with future regulatory standards, continued growth in our business and the number of customers served, and our continued provision of high-quality, reliable service to customers. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: changes in weather, changes in our contractual obligations, changes in government policies, the timing and results of our rate requests, failure to receive regulatory approvals, changes in economic and market conditions generally and other matters discussed in our filings with the Securities and Exchange Commission. While the Company may elect to update forward-looking statements, we specifically disclaim any obligation to do so and you should not rely on any forward-looking statement as representation of the Company’s views as of any date subsequent to the date of this release.

Contact:
Virginia Eisenbrey
(302) 453-6900
VEisenbrey@artesianwater.com

Artesian Resources Corporation
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,	
	2025	2024	2025	2024
Operating Revenues				
Water sales	$ 24,837	$ 24,092	$ 68,608	$ 66,419
Other utility operating revenue	3,780	3,358	10,777	9,661
Non-utility operating revenue	1,874	1,692	5,541	5,022
	30,491	29,142	84,926	81,102
Operating Expenses				
Utility operating expenses	13,431	12,125	38,261	36,261
Non-utility operating expenses	1,265	1,213	3,396	3,474
Depreciation and amortization	3,497	3,287	10,268	10,177
State and federal income taxes	2,473	2,355	6,488	5,982
Property and other taxes	1,206	1,572	4,494	4,700
	21,872	20,552	62,907	60,594
Operating Income	8,619	8,590	22,019	20,508
Allowance for funds used during construction	584	474	1,771	1,126
Miscellaneous	(48)	(58)	1,411	1,450
Income Before Interest Charges	9,155	9,006	25,201	23,084
Interest Charges	2,193	2,193	6,514	6,535
Net Income	$ 6,962	$ 6,813	$ 18,687	$ 16,549
Weighted Average Common Shares Outstanding - Basic	10,312	10,297	10,308	10,293
Net Income per Common Share - Basic	$ 0.68	$ 0.66	$ 1.81	$ 1.61
Weighted Average Common Shares Outstanding - Diluted	10,314	10,298	10,309	10,294
Net Income per Common Share - Diluted	$ 0.68	$ 0.66	$ 1.81	$ 1.61

Artesian Resources Corporation
Condensed Consolidated Balance Sheet
(In thousands)
(Unaudited)

	September 30, 2025	December 31, 2024
Assets		
Utility Plant, at original cost less accumulated depreciation	$ 788,318	$ 747,186
Current Assets	19,577	24,528
Regulatory and Other Assets	26,013	26,909
	$ 833,908	$ 798,623
Capitalization and Liabilities		
Stockholders' Equity	$ 248,843	$ 239,189
Long Term Debt, Net of Current Portion	174,660	176,509
Current Liabilities	28,972	25,593
Advances for Construction	1,369	1,582
Contributions in Aid of Construction	298,789	272,405
Other Liabilities	81,275	83,345
	$ 833,908	$ 798,623